Exhibit 4.1

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

among

CHESAPEAKE ENERGY CORPORATION,

as the Company,

CHESAPEAKE EXPLORATION, L.L.C.

as Borrower,

UNION BANK, N.A.,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

THE ROYAL BANK OF SCOTLAND plc,

and

BNP PARIBAS,

as Co-Syndication Agents,

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Documentation Agent

and

The Several Lenders from Time to Time Parties Hereto,

Dated as of December 2, 2010

UNION BANK, N.A.

as Sole Lead Arranger and Sole Book Manager

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i

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SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
4.1	Financial Condition
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15(a)	Subsidiaries
4.15(b)	Outstanding Subscriptions, Options, Warrants, Calls, Rights etc. Relating to Capital Stock of the Company or any Group Member
4.17(d)	Environmental Matters
4.17(f)	NonCompliance with Environmental Laws
4.19	Mortgage Filing Jurisdictions
5.1(i)	Existing Mortgages
6.9	Collateral Coverage and Guaranties
6.11	Unrestricted Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
10.2	Notices

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Commercial Law Group, P.C.
G	Form of Exemption Certificate
H	Form of Revolving Note
I	Form of Pari Passu Hedging Obligation Notice

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EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 2, 2010, among CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company, as successor by merger to Chesapeake Exploration Limited Partnership, an Oklahoma limited partnership (the “Borrower”), CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), UNION BANK, N.A., as Administrative Agent and Swing Line Lender, the Issuing Lenders provided herein, WELLS FARGO BANK, NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND plc, and BNP PARIBAS, as Co-Syndication Agents, and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Documentation Agent and the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Company and Borrower wish to amend and restate the Seventh Amended and Restated Credit Agreement, dated as of November 2, 2007 (the “Existing Credit Agreement”) to obtain a senior secured revolving credit facility in an aggregate principal amount of up to $4,000,000,000, subject to increase to up to $5,000,000,000 as provided herein , and the parties hereto are willing to amend and restate the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adjusted Consolidated Net Tangible Assets”: as defined in the Indentures, as applicable.

“Administrative Agent”: Union Bank, N.A. as administrative agent, or any successor in such capacity.

“Administrative Agent Parties”: as defined in Section 10.2(c).

“Administrative Questionnaire”: a questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Bank”: each of the Administrative Agent, Wells Fargo Bank, National Association, The Royal Bank of Scotland plc, and BNP Paribas, as Co-Syndication Agents, and Credit Agricole Corporate and Investment Bank, as Documentation Agent.

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“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage carried out to the tenth decimal place) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time. The initial Aggregate Exposure Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1A or in the assignment and assumption pursuant to which such lender becomes a party hereto, as applicable.

“Agreement”: this Eighth Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Revolving Loan, on any day, the rate per annum set forth at the appropriate intersection at the relevant column heading below based on the Applicable Rating Level as of the close of business on the immediately preceding Business Day:

Applicable Rating Level	Base Rate Loans	Eurodollar Loans
Level I	1.250%	2.250%
Level II	1.000%	2.000%
Level III	0.750%	1.750%
Level IV	0.625%	1.625%
Level V	0.500%	1.500%

“Applicable Rating Level”: means the level set forth below that corresponds to the ratings issued from time to time by Moody’s and S&P, as applicable to the Index Debt:

	Moody’s	S&P
Level I	≤B1	≤B+
Level II	Ba3	BB-
Level III	Ba2	BB
Level IV	Ba1	BB+
Level V	≥Baa3	≥BBB-

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For purposes of the foregoing, (i) “≥” means a rating equal to or more favorable than; (ii) “≤” means a rating equal to or less favorable than; (iii) if neither S&P nor Moody’s maintains a rating for the Index Debt, Level I shall apply; (iv) if the ratings for the Index Debt fall within different levels that are one level apart, the more favorable of the two ratings shall apply (for example, if the Moody’s rating is Ba3 and the S&P rating is BB, Level III shall apply); (v) if the ratings for the Index Debt fall within different levels that are more than one level apart, the level that is one level less favorable than the more favorable of the two ratings shall apply (for example, if the Moody’s rating is Ba3 and the S&P rating is BB+, Level III shall apply); (vi) if only one of S&P or Moody’s provides a rating for the Index Debt, the level corresponding to such level shall apply; and (vii) if either of the Rating Agencies shall change its ratings nomenclature prior to the date all Obligations have been paid and the Revolving Commitments canceled, the Borrower and the Majority Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such change, and pending such amendment, if an appropriate Applicable Rating Level is otherwise not determinable based upon the foregoing grid, the last Applicable Rating Level in effect at the time of such change shall continue to apply. A change in the Applicable Rating Level shall be effective as of the date on which a change in the rating is first announced irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders.

“Application”: an application, in such form as an Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Reference Rate” shall mean the rate of interest per annum publicly announced from time to time by Union Bank, N.A. as its “reference rate” (the Reference Rate not intended to be the lowest rate of interest charged by Union Bank, N.A. in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Revolving Loans the rate of interest applicable to which is based upon the Base Rate.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Materials”: as defined in Section 6.2.

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“Borrowing Base”: at any time the Borrowing Base is in effect, the amount of the “Borrowing Base” as determined in accordance with Section 2.14, as reduced by the Borrower pursuant to Section 3.2.

“Borrowing Base Deficiency”: as defined in Section 3.2(b).

“Borrowing Base Deficiency Notice”: as defined in Section 3.2(b).

“Borrowing Base Period”: as defined in Section 2.14(b).

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder.

“Budget Basis Projected Production”: at any time of determination, the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) from properties and interests owned by any Group Member which are located in or offshore of the United States and Canada, as such production is projected in the most recent report delivered pursuant to Section 6.2(c) for purposes of management planning and budgeting after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including, without limitation, any preferred stock.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. “Cash Collateral” means the cash or deposit account balances subject to such pledge and deposit. References to the amount Cross Collateralized shall be the lesser of the amount of the Cash Collateral and the amount of L/C Obligations secured thereby.

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“Cash Equivalents”: means the following kinds of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by any Group Member, the remaining term to maturity is not more than one year; (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest thereon by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depositary institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depositary institution or trust company operating outside the United States, provided, that such depositary institution or trust company has, at the time of such Group Member’s investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $500,000,000; (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Group Member’s investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by S&P and P-1 (or higher) by Moody’s; and (v) money market mutual or similar funds having assets in excess of $500,000,000.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 2, 2010.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Coverage Ratio”: at any time, the ratio of (a) the Collateral Value to (b) the lesser of the Borrowing Base, if applicable, or the Total Revolving Commitments.

“Collateral Deficiency Date”: as defined in Section 3.2(a).

“Collateral Release Date”: as defined in Section 2.14(g).

“Collateral Value”: on any date, the net present value (using discount rate then customarily utilized by the Reference Bank for collateral valuation purposes, which, on the Closing Date, is a 9% discount rate) of the projected future net revenues attributable to the portion of the reserves categorized as “Producing” of the Mortgaged Properties and attributable to the Other Proved Reserves, as determined from time to time in accordance with Section 2.14; provided, that the portion of the Collateral Value attributable to the net present value (as so determined) of the Mortgaged Properties owned by the Guarantors (the “Guarantors Collateral Value”) shall be limited such that the Guarantors Collateral Value shall not exceed 30% of the resulting total Collateral Value; provided further that the portion of the Collateral Value attributed to Other Proved Reserves shall be limited such that the Collateral Value attributable to Other Proved Reserves shall not exceed 35% of the resulting total Collateral Value.

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“Commitment Fee Rate”: on any day, a rate per annum equal to 0.500%.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble to this Agreement.

“Company Report”: as defined in Section 6.2(d).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consenting Lenders”: as defined in Section 2.16(b).

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depletion, depreciation and amortization expense, (d) any loss on Dispositions of assets or extraordinary charges or losses determined in accordance with GAAP, (e) any other non-cash charges, non-cash expenses or non-cash losses of any Group Member for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of SFAS 133 or 143; provided that cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period in which such payments are made, and (f) any expense or loss in respect of a Qualifying VPP (other than any expense or loss in respect of the marketing of production related to any VPP Properties), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any gains on Dispositions of assets or extraordinary income or gains determined in accordance with GAAP, (c) any other non-cash income or gain (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (e) above) including any non-cash income or gains resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP, and (d) any income or gain in respect of a Qualifying VPP (other than any income or gain in respect of the marketing of production related to any VPP Properties). For purposes of Section 7.1(b) and 7.2(k) only, and for no other purpose, if, since the beginning of the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, any Group Member shall have made any Investment in any Unrestricted Subsidiary, shall have made any acquisition or Disposition of assets other than from or to another Group Member, shall have consolidated or merged with or into any Person (other than another Group Member), shall have disposed of the equity interests of a Group Member other than from or to another Group Member or shall have made any acquisition of a Person that becomes a Group Member, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the Investment, acquisition, Disposition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by the chief financial officer, principal accounting officer or treasurer of the Company and acceptable to the Administrative Agent, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA.

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“Consolidated Indebtedness”: the remainder of (a) indebtedness of the Group Members (without duplication) of the type described in clauses (a), (b), (c), (d), (e), (g) and (h) of the definition of Indebtedness as determined on a consolidated basis in accordance with GAAP, minus (b) the total collected balances in unencumbered Cash Equivalents properly reflected as assets of the Group Members in accordance with GAAP.

“Consolidated Interest Expense”: for any period, the sum of (a) all interest, commitment fees and loan fees in respect of Indebtedness (including that attributable to Capital Lease Obligations) of any Group Member deducted in determining Consolidated Net Income for such period, together with all interest, commitment fees and loan fees capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period but excluding amortization of interest, commitment fees and loan fees capitalized or deferred during an earlier period plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of any Group Member deducted in determining Consolidated Net Income for such period, together with all such fees, expenses and charges in respect of letters of credit capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP. Revenues and expenses derived from Hedge Agreements related to interest rates or dividend rates will be treated as adjustments to interest expense for purposes of this definition.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person accrued prior to the date it becomes a Group Member or is merged into or consolidated with the Company or any Group Member except for purposes of Section 7.1(b) and 7.2(k) as provided in the definition of Consolidated EBITDA, (b) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest, (c) any income represented by any dividends, distributions or proceeds of redemptions of Capital Stock in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, and (d) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Group Member.

“Consolidated Total Capitalization”: Consolidated Indebtedness plus stockholders’ equity of the Group Members as determined on a consolidated basis in accordance with GAAP; excluding, however, the stockholder’s equity of any Group Member attributable to such Group Member’s ownership of equity interests in any Unrestricted Subsidiary; provided, however, that all calculations of Consolidated Total Capitalization beginning December 31, 2008 shall exclude the effects of any write down of oil or gas assets which is required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X, promulgated by SEC regulation, or by the equivalent write down required by GAAP.

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“Continuing Directors”: the directors of the Company on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least 66- 2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controls” and “Controlled” have meanings correlative thereto.

“Debtor Relief Law”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender”: as defined in Section 2.16(a).

“Default”: any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower (and the Borrower has notified the Administrative Agent), or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within 3 Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, unless, in the case of clauses (a), (b) and (c) above, such obligation is the subject of a good faith dispute, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

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“Derivatives Counterparty”: as defined in Section 7.6.

“Determination Date”: as defined in Section 2.14.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Eligible Assignee”: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Lenders, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineering Reports”: as defined in Section 6.2(d).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 9:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 9:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

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“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined by the Administrative Agent for such day in accordance with the following formula (rounded upward to the nearest  1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Evaluation Date”: (a) in the case of the Borrowing Base, if applicable, December 31 of each year, and in the case of the Collateral Value, if applicable, June 30 and December 31 of each year, (b) such other dates as the Majority Lenders, at their option, determine pursuant to a notice executed by the Majority Lenders that the Borrowing Base, if applicable, and the Collateral Value, if applicable, shall be redetermined and (c) such other dates as the Borrower shall request; provided, that the Borrower shall not be entitled to request that a date be an “Evaluation Date” more than once during any six month period beginning January 1 and July 1. Notwithstanding anything herein to the contrary, the first Evaluation Date under this Agreement with respect to the Borrowing Base shall be deemed to be December 31, 2010, and the first Evaluation Date under this Agreement with respect to the Collateral Value shall be deemed to be December 31, 2010.

“Event of Default”: any of the events specified in Article 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 8(k).

“Existing Credit Agreement”: as defined in the preamble to this Agreement.

“Existing Lenders”: as defined in Section 10.17(b).

“Existing Letters of Credit”: the Letters of Credit (as defined in the Existing Credit Agreement) issued pursuant to the Existing Credit Agreement.

“Existing Maturity Date”: as defined in Section 2.16(b).

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“Existing Mortgages”: the collective reference to each existing deed of trust, mortgage, chattel mortgage, security agreement, financing statement and other security documents delivered pursuant to the Existing Credit Agreement and listed on Schedule 5.1(i).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Lender, such Defaulting Lender’s Percentage Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Group Members”: collectively, the Company and each of its Subsidiaries (including the Borrower) other than the Unrestricted Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, contingent or otherwise, of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the obligee of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company or the Borrower in good faith.

“Guarantors”: the collective reference to the Company and the Subsidiary Guarantors.

“Hedge Agreement”: any (a) agreement (including each confirmation entered into under a master agreement) providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities (other than the Company’s own common or preferred stock), currencies, bonds, or indexes based on any of the foregoing, (b) option, futures or forward contract traded on an exchange, and (c) other derivative agreement or other similar agreement or arrangement.

“Hedging Support Credit Facility”: an agreement governing and securing only Indebtedness in respect of certain of the Hedge Agreements permitted under Section 7.2(f).

“Immaterial Subsidiary”: any Subsidiary of the Company that is not an Unrestricted Subsidiary and that as of any applicable date of determination does not have (a) direct Indebtedness in the aggregate in excess of $10,000,000 nor (b) Guarantee Obligations (other than those of a Subsidiary listed on Schedule 6.9 that are released within 120 days after the Closing Date) in the aggregate excess of $10,000,000 nor (c) assets or annual revenues of in excess of $10,000,000.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Increase Effective Date”: as defined in Section 2.15(d).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of common stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment), and (j) for the purposes of Sections 7.2, 7.3 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. Notwithstanding the foregoing, for purposes of Sections 7.1 and 7.2, a Qualifying VPP shall not be treated as Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in Section 10.5(b).

“Indentures”: to the extent that the notes issued thereunder remain outstanding, each Indenture governing the Index Debt issued prior to the Closing Date or issued from time to time after the Closing Date as permitted under Section 7.2.

“Independent Report”: as defined in Section 6.2(d).

“Index Debt”: the Company’s long-term, unsecured, senior, non-credit enhanced debt.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Information”: as defined in Section 10.15.

“Initial Engineering Report”: the following engineering report concerning oil and gas properties of the Company and its Subsidiaries: Report dated June 30, 2010 prepared by the Company’s employee engineers.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 9:00 A.M., Los Angeles, California time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or the purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by an Issuing Lender and the Borrower (or any other Group Member) or in favor of such Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender”: the Administrative Agent and each Co-Syndication Agent, as applicable, in their capacity as issuer of a Letter of Credit. The Administrative Agent may, with the consent of the Borrower and the relevant Lender, appoint any Lender hereunder as an Issuing Lender, which appointment may be subject to an L/C Sublimit in respect of such Issuing Lender specified by the Administrative Agent and such Lender. If no Letters of Credit that have been previously issued by an Issuing Lender are outstanding, the Borrower may, with the consent of Administrative Agent and such Issuing Lender, remove such Lender as an Issuing Lender.

“Issuing Lender Fee Letter” means that certain Fee Letter dated as of December 2, 2010 among the Borrower and Issuing Lenders, as the same may be supplemented, amended or restated from time to time.

“L/C Advance”: with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Lender.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Commitment”: $1,000,000,000.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date”: the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit”: with respect to the Administrative Agent and each Co-Syndication Agent, 20% of the L/C Commitment (it being understood that initially after the Closing Date the sum of such L/C Sublimits is less than the total L/C Commitment), and with respect to any other Issuing Lender, the amount and/or percentage of the Total Revolving Commitments specified by the Administrative Agent and such Issuing Lender in connection with its appointment as an Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Hedge Agreement”: a Hedge Agreement between the Company, the Borrower or a Subsidiary Guarantor and a Lender or an affiliate of a Lender (including each confirmation or modification in respect of such Hedge Agreement).

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: the Existing Letters of Credit and any letter of credit issued hereunder including amendments thereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreement and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Lenders”: at any time, the holders of greater than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Commitment of, and the Revolving Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Lenders or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Midstream Entities”: (i) Chesapeake Midstream Development, L.P., a Delaware limited partnership, and each of its Subsidiaries and (ii) Chesapeake Midstream Partners, L.P., a Delaware limited partnership, and each of its Subsidiaries.

“Minimum Collateral Coverage Ratio”: a ratio of 1.4 to 1.0.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties”: the properties owned by a Loan Party listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages and such other properties owned by a Loan Party as to which amendments to the relevant Existing Mortgages as contemplated by Section 5.1(i) have been executed, but excluding properties as to which releases have been executed pursuant to Section 10.14 or pursuant to the Existing Credit Agreement.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), including, without limitation, the Existing Mortgages and amendments to the relevant Existing Mortgages as contemplated by Section 5.1(i).

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Excluded Taxes”: as defined in Section 3.10(a).

“Non-U.S. Lender”: as defined in Section 3.10(d).

“Notes”: the collective reference to any promissory note evidencing Revolving Loans.

“Obligations”: the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Revolving Loans and L/C Obligations and interest and fees accruing after the commencement of any proceeding under any Debtor Relief Law, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans, L/C Obligations, Pari Passu Hedging Obligations and all other obligations and liabilities of the Borrower and the other Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower and the other Loan Parties pursuant hereto) or otherwise. It is expressly agreed that Pari Passu Hedging Obligations shall be limited to the maximum aggregate amount and to the allocations thereof as set forth in Section 3.8(f), but that Pari Passu Hedging Obligations shall not be treated as Obligations for purposes of the provisions for acceleration in Article 8 and for adjustments and set-off in Section 10.7.

“Other Proved Reserves”: the portion of the reserves attributable to the Mortgaged Properties which are categorized as Proved but which are not then categorized as Producing, and, without limitation on such other adjustments or assumptions which may be used by the Administrative Agent or any Lender in the determination of Collateral Value, such reserves shall be reduced to the risk adjusted values determined by the Administrative Agent at the time of such determination, which, as of the Closing Date, are 50% of Proved Undeveloped reserves and 75% of Proved Developed Behind Pipe reserves, Proved Developed Shut-in reserves and other Proved Developed Non-Producing reserves.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Hedging Obligation Allocation”: as defined in Section 3.8(f).

“Pari Passu Hedging Obligation Limit” means $500,000,000.

“Pari Passu Hedging Obligation Notice”: a notice delivered pursuant to Section 3.8(f), substantially in the form of Exhibit I.

“Pari Passu Hedging Obligations”: obligations arising from time to time under any Lender’s Lender Hedge Agreement if an effective Pari Passu Hedging Obligation Allocation has been made in respect of such Lender and, if applicable, its Affiliate, limited to the amount of such Lender’s Pari Passu Hedging Obligation Allocation.

“Pari Passu Total Obligations”: at any time, the sum of the following at such time (a) the Total Revolving Commitments or the Total Revolving Extensions of Credit then outstanding if the Revolving Commitments have been terminated, plus (b) the Pari Passu Hedging Obligation Limit.

“Participant”: as defined in Section 10.6(d).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Contingent Conversion Rights”: (i) the right of a holder of the Company’s (a) $451,071,000 2.75% Contingent Convertible Senior Notes, (b) $1,377,979,000 2.50% Contingent Convertible Senior Notes, or (c) $752,118,000 2.25% Contingent Convertible Senior Notes to convert any such notes to cash and common stock (consisting of the par value of such note plus a number of shares of common stock equal to the excess of the current stock price over the specified conversion price) prior to its scheduled maturity if for any relevant quarter the Company’s common stock traded above the specified conversion price per share for at least 20 trading days during the last 30 consecutive trading days of the prior quarter, and (ii) substantially the same type of contingent conversion right as described in clause (i) in respect of any other unsecured contingent convertible senior notes of the Company issued from time to time, so long as the outstanding principal amount of all notes described in clause (i) or (ii) shall not at any time exceed 40% of the aggregate principal amount of senior unsecured notes of the Company at such time.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Permitted Securitization”: any transfer by the Company, the Borrower, or any other Group Member of accounts receivable or interests therein (collectively, “Receivables”) and all collateral securing such Receivables, all contracts and contract rights that are guarantees or other obligations in respect of such Receivables, all lockbox accounts, collection accounts and other assets that are customarily granted in connection with asset securitization transactions involving Receivables and all proceeds of any of the foregoing (collectively, the “Related Security”) (i) to a Securitization Subsidiary, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Security, or (ii) directly to one or more investors or other purchasers (other than the Company, the Borrower or a Subsidiary), in any case involving an aggregate principal amount at any time not to exceed $500,000,000. The “principal amount” of any Permitted Securitization shall be deemed at any time to be (x) in the case of a transaction described in clause (i) of the preceding sentence, the aggregate principal or stated amount of the indebtedness or securities referred to in such clause incurred or issued for the purpose of funding the Securitization Subsidiary’s acquisition of Receivables and Related Security (exclusive of any subordinated notes that the Securitization Subsidiary may issue to the Company, the Borrower or any other Group Member) or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Permitted Securitization net of any such Receivables that have been written off as uncollectible, and (y) in the case of a transaction described in clause (ii) of the preceding sentence, the lesser of the aggregate outstanding principal amount of the subject Receivables or the indebtedness secured by Liens on the subject Receivables and Related Security, as applicable. The term “Permitted Securitization” shall also include refinancings of the foregoing within such limitation on the aggregate principal amount of such Permitted Securitization.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2.

“Preferred Stock”: as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Proved”, “Producing”, “Proved Developed”, “Proved Undeveloped” and “Proved Developed Non Producing”: will have the meaning given under the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successors), and the references to “Behind Pipe” and “Shut-in” will have the meaning used in such Definitions.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“PV”: as of any date of determination, the calculation of the present value (utilizing the discount rate customarily utilized by the Reference Bank for collateral valuation purposes, which, on the Closing Date, is 9%) of the projected future net revenues attributable to SPE Basis Projected Production as such production is projected in the most recent report delivered pursuant to Section 6.2(d), utilizing the applicable price assumptions used by the Reference Bank in evaluating its oil and gas loans generally as determined by the Reference Bank, adjusted to give effect to applicable commodity prices (or caps or floors) under the Loan Parties’ Hedge Agreements; provided that the portion of PV attributed to Other Proved Reserves shall be limited such that the PV attributable to Other Proved Reserves shall not exceed 35% of the resulting total PV.

“Qualifying VPP”: a volumetric production payment (each a “VPP”) granted by a Group Member or Group Members (the “VPP Seller”) to the purchaser of the VPP (the “VPP Buyer”); provided that (i) no portion of the working or other interests in oil and gas properties burdened by the VPP (the “VPP Properties”) constitute Collateral, (ii) the consideration for such VPP consists only of cash, (iii) any obligation of any Group Member to purchase the VPP Buyer’s share of production is at a fair market index price in effect from time to time (adjusted for shrinkage and transportation costs, as applicable), (iv) any Liens securing the VPP or any related obligations of the VPP Seller to the VPP Buyer are limited to the VPP Seller’s retained interests in the VPP Properties and the production therefrom and its rights, titles and interests related thereto, and (v) no Default or Event of Default shall have occurred and be continuing or shall result therefrom.

“Rating Agencies”: the collective reference to S&P and Moody’s.

“Real Estate Collateral”: collateral consisting of surface property interests, buildings, structures and similar improvements thereon, fixtures and personal property associated therewith and other items customarily associated with real estate secured financing.

“Real Estate Secured Indebtedness”: Indebtedness in an amount not to exceed $750,000,000 in original principal amount, which Indebtedness is secured solely by Liens on Real Estate Collateral.

“Receivables”: as defined in the definition of “Permitted Securitization.”

“Reference Bank”: Union Bank, N.A.

“Reference Rate”: as defined in the definition of “Base Rate.”

“Register”: as defined in Section 10.6(c).

“Registered Public Accounting Firm”: will have the meaning specified in the Securities Laws and shall be independent of the Company and the Borrower as prescribed by the Securities Laws.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Security”: as defined in the definition of “Permitted Securitization.”

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, ..29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Company or of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Company or of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans, Swing Line Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $4,000,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding plus (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of all Swing Line Loans then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

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“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: December 2, 2015.

“S&P”: Standard & Poor’s Ratings Services and any successor thereto.

“Sarbanes-Oxley”: the Sarbanes-Oxley Act of 2002.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Laws”: the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Secured Party”: collectively, the Administrative Agent, the L/C Issuers, the Swing Line Lender, the Lenders, any Lender or affiliate of a Lender party to a Lender Hedge Agreement with respect to which an effective Pari Passu Hedging Obligation Allocation has been made, and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5.

“Securitization Subsidiary”: an Unrestricted Subsidiary established for the limited purpose of facilitating a Permitted Securitization and whose only assets are Receivables and Related Securities to be subject to the Permitted Securitization. In no event may the Securitization Subsidiary guarantee any indebtedness of any other Subsidiary of the Company or be obligated to pledge security therefor.

“Security Documents”: the collective reference to the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SFAS”: Statement of Financial Accounting Standard No. 133 or No. 143 as promulgated by the Financial Accounting Standards Board.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

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“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPE Basis Projected Production”: at any time of determination, the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) from properties and interests owned by any Group Member which are located in or offshore of the United States and Canada attributable to the portion of the reserves categorized as “Proved”, as such production is projected in the most recent report delivered pursuant to Section 6.2(d), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report which is satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor”: each Group Member other than the Company, the Borrower and any Immaterial Subsidiary.

“Swing Line Borrowing”: a borrowing of a Swing Line Loan pursuant to Section 2.17.

“Swing Line Lender”: Union Bank, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan”: as defined in Section 2.17(a).

“Swing Line Sublimit”: an amount equal to the lesser of (a) $300,000,000 and (b) the Total Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Commitments.

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“Synthetic Purchase Agreement”: any agreement pursuant to which any Group Member is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than a Group Member of any Capital Stock of any Group Member or (b) any payment (except as otherwise expressly permitted by Section 7.6) the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Group Member (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Participant.

“Type”: as to any Revolving Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unencumbered Assets”: any assets that do not secure the Obligations, any Pari Passu Hedging Obligations, or any other Indebtedness.

“United States”: the United States of America.

“Unreimbursed Amount”: as defined in Section 2.7(a).

“Unrestricted Subsidiary”: any Midstream Entity and any other Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 6.11.

“Unused Commitments”: at any time, the excess of (i) the lesser of the Borrowing Base, if applicable, at such time and the Total Revolving Commitments at such time over (ii) the Total Revolving Extensions of Credit at such time.

“VPP”: as defined in the definition of “Qualifying VPP”.

“VPP Buyer”: as defined in the definition of “Qualifying VPP”.

“VPP Properties”: as defined in the definition of “Qualifying VPP”.

“VPP Seller”: as defined in the definition of “Qualifying VPP”.

Section 1.2. Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

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(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All references herein to consolidated financial statements of the Company and the other Group Members or to the determination of any amount for the Company and the other Group Members on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary Guarantor as defined herein.

Section 1.3. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and, provided further that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic decreases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such decreases, as of the date of determination.

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ARTICLE 2.

AMOUNT AND TERMS OF REVOLVING COMMITMENTS

Section 2.1. Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed such Lender’s Revolving Commitment; provided, that, after giving effect thereto, the Total Revolving Extensions of Credit then outstanding shall not exceed the lesser of (i) if the Borrowing Base is in effect on the date the Revolving Loan is made, the Borrowing Base on such date or (ii) the Total Revolving Commitments at such time. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans, in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

Section 2.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 9:00 A.M., Los Angeles, California time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the day of the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to $3,000,000 or whole multiples of $1,000,000 in excess thereof (or, if the Unused Commitments of the Lenders is less than $3,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., Los Angeles, California time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Without limiting a form of notice permitted under this Agreement, it is understood that a written notice of a borrowing request or a written confirmation of an oral notice of a borrowing request may be signed by: (i) means of a facsimile or stamp signature of a Responsible Officer of the Borrower or (ii) by another officer of the Borrower who has been authorized to make such requests, if the funds are made available to the Borrower pursuant to the terms of a repetitive wire transfer instruction or authorization acceptable to the Administrative Agent.

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Section 2.3. Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the daily amount of such Lender’s Revolving Percentage of the sum of (i) the Unused Commitments and (ii) the outstanding Swing Line Loans during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on December 31, 2010.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

Section 2.4. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $10,000,000, or whole multiples of $2,500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

Section 2.5. The Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, (A) each Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.5, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of the Borrower, the Company or any Subsidiary Guarantor, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, the Company or any Subsidiary Guarantor in accordance with the terms hereof and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Extensions of Credit then outstanding shall not exceed the lesser of (i) if the Borrowing Base is in effect on the date the Letter of Credit is issued, the Borrowing Base on such date or (ii) the Total Revolving Commitments at such time, (y) the Aggregate Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the aggregate amount of L/C Obligations shall not exceed the L/C Commitment; provided further that each Issuing Lender may, but shall have no obligations to, issue any Letter of Credit if, after giving effect to such issuance, the aggregate L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period from the Closing Date through the L/C Expiration Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

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(b) No Issuing Lender shall issue any Letter of Credit, if:

(i) the expiry date of such requested Letter of Credit would occur more than thirteen months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date;

except Letters of Credit not to exceed an aggregate amount at any one time outstanding of $500,000,000 that are automatically renewed annually and that either terminate in accordance with their terms on or prior to the L/C Expiration Date or may be terminated by notice not more than ninety days prior to such Letter of Credit’s annual renewal date, provided that such Letters of Credit are so terminated prior to the L/C Expiration Date.

(c) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender;

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit; or

(iv) such Letter of Credit is to be denominated in a currency other than Dollars.

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(d) No Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e) No Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) No Issuing Lender shall be under any obligation to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to Issuing Lender (in its discretion) with the Borrower or such Lender to eliminate Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which Issuing Lender has actual or potential Fronting Exposure, as it may elect in its discretion.

(g) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.

Section 2.6. Procedures for Issuance and Amendment of Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Lender (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by such Issuing Lender and the Administrative Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Lender may require. Additionally, the Borrower shall furnish to such Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as such Issuing Lender or the Administrative Agent may require.

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(b) Promptly after receipt of any L/C Application, such Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Administrative Agent will promptly notify each Lender of the receipt of such L/C Application. Unless such Issuing Lender has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the Company or a Subsidiary Guarantor, as applicable) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit in accordance with the terms hereof, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Aggregate Exposure Percentage times the amount of such Letter of Credit.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) In the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

Section 2.7. Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 A.M. on the date of any payment by such Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 5.2. Any notice given by such Issuing Lender or the Administrative Agent pursuant to this Section 2.7(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(b) Each Lender shall upon any notice pursuant to Section 2.7(a) make funds available to the Administrative Agent for the account of such Issuing Lender at the Administrative Agent’s office in an amount equal to its Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m., Los Angeles, California time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.7(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Lender.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate determined in accordance with Section 3.5(c). In such event, each Lender’s payment to the Administrative Agent for the account of such Issuing Lender pursuant to Section 2.7(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.7.

(d) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.7 to reimburse such Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Percentage of such amount shall be solely for the account of such Issuing Lender.

(e) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse such Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.7, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.7 is subject to the conditions set forth in Section 5.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of such Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7 by the time specified in Section 2.7(b), such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of such Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.7(f) shall be conclusive absent manifest error.

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(g) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Company or any other Group Member, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Company or any other Group Member inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Company and the other Group Members.

Section 2.8. Repayment of Participations.

(a) At any time after such Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.7, if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of such Issuing Lender pursuant to Section 2.7(a) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 2.9. Obligations Absolute. The obligation of the Borrower to reimburse such Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify such Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Lender and its correspondents unless such notice is given as aforesaid.

Section 2.10. Role of each Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, such Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of such Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of such Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.9; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.

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Section 2.11. Cash Collateral.

(a) Requirement. Upon the request of an Issuing Lender, (i) if such Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. If, after the making of all mandatory prepayments required under Section 3.2, the outstanding L/C Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 3.2, the Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or Issuing Lender, the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(b) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.11(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.11 or Section 2.5(f) or Article 8 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6 or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Group Member shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.11 may be otherwise applied in accordance with Article 8), and (y) the Person providing Cash Collateral and Issuing Lender or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.12. Applicability of ISP and UCP. Unless otherwise expressly agreed by such Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

Section 2.13. Letter of Credit Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Margin then in effect with respect to Eurodollar Loans per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Margin then in effect with respect to Eurodollar Loans per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the L/C Fee Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Margin in effect with respect to Eurodollar Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin in effect with respect to Eurodollar Loans separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate determined in accordance with Section 3.5(c). Notwithstanding anything to the contrary contained herein, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Percentage Shares allocable to such Letter of Credit pursuant to Section 2.18(b), with the balance of such fee, if any, payable to Issuing Lender for its own account.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) The Borrower shall pay directly to such Issuing Lender for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of annum set forth in the Issuing Lender Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum set forth in the Issuing Lender Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the L/C Fee Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. In addition, the Borrower shall pay directly to such Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 2.14. Borrowing Base and Collateral Value Determination

(a) During the period from the Closing Date to the first Determination Date following the Closing Date redetermining the Borrowing Base, the Borrowing Base is $4,000,000,000. The Borrowing Base will be in effect as of the Closing Date and at any time that (i) the rating for the Index Debt by S&P is equal to or less favorable than BB or (ii) the rating for the Index Debt by Moody’s is equal to or less favorable than Ba2 or (iii) neither S&P nor Moody’s maintains a rating for Index Debt; provided that if a rating for the Index Debt shall be maintained by only one of S&P and Moody’s, the Borrowing Base will be in effect at any time that such rating is the applicable rating specified under clause (i) or (ii). At any time that the foregoing sentence is not applicable, the Borrowing Base will be in effect, but will cease to be in effect when the Borrower has provided the Administrative Agent and the Lenders written notice of their election to have availability under this Agreement governed without reference to the Borrowing Base no later than 30 days prior to the effective date of such election, except during any period as the Borrower has otherwise elected in accordance with Section 2.14(b) to have availability under this Agreement governed by the Borrowing Base. If the Borrowing Base shall not be in effect, availability under this Agreement shall be determined with reference to the Total Revolving Commitments. The Collateral Value determination shall cease to be made after the Collateral Release Date.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) If the Borrower has previously elected to have availability under this Agreement governed without reference to the Borrowing Base, the Borrower may from time to time elect to have availability under this Agreement governed by the Borrowing Base for the period between the next two successive scheduled Determination Dates (a “Borrowing Base Period”) by giving the Administrative Agent and the Lenders written notice of their election no later than 30 days prior to the delivery under Section 6.2(d) of the next scheduled semi-annual Engineering Report. Once such election is made, the Borrower may elect to opt out of such election only at the end of any Borrowing Base Period, if the Borrowing Base is not required to be in effect under Section 2.14(a), by giving the Administrative Agent and the Lenders written notice of its election to opt out of its election no later than 30 days prior to the delivery under Section 6.2(d) of the next scheduled semi-annual Engineering Report prior to the end of such Borrowing Base Period.

(c) During the period from the Closing Date to the first Determination Date redetermining the Collateral Value, the Collateral Value is $6,082,003,900.

(d) Within 45 days after receiving the relevant Engineering Reports with respect to any Evaluation Date and the respective accompanying reports and information thereto required to be furnished pursuant to Section 6.2(d), or as promptly thereafter as practicable, the Majority Lenders (or, in the case of any increase in the Borrowing Base, the Administrative Agent and the holders of more than 90% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding) shall agree upon an amount for the Collateral Value or the Borrowing Base, as the case may be, as applicable with respect to such Evaluation Date, and the Administrative Agent shall by notice to the Borrower designate such amounts as the new Collateral Value and Borrowing Base, respectively, which designation shall take effect immediately on the date of such notice (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Collateral Value or the Borrowing Base, as the case may be, are redetermined. If the Borrower does not furnish all such information, reports and data by the date specified in Section 6.2(d), the Administrative Agent may nonetheless designate the Collateral Value or the Borrowing Base, as the case may be, at any amount which the Majority Lenders determine and may redesignate the Collateral Value or the Borrowing Base, as the case may be, from time to time thereafter in a similar manner until each Lender receives all information, reports and data, whereupon the Majority Lenders shall designate the Collateral Value or the Borrowing Base, as the case may be, as described above. The Majority Lenders shall determine the Collateral Value based on the reports delivered pursuant to Section 6.2(d) and the applicable price assumptions used by the Reference Bank in evaluating its oil and gas loans generally as determined by the Reference Bank and such determination of the Collateral Value shall deduct the net present value of the reserves projected to be produced on or prior to the next scheduled Evaluation Date. The Majority Lenders shall determine the amount of the Borrowing Base based (i) upon the total debt of the Company and its Subsidiaries and upon the loan value which they in their discretion assign to the various oil and gas properties of the Company and its Subsidiaries at such time and (ii) upon such other credit factors (including, without limitation, (A) the assets, liabilities, cash flow, hedged and unhedged exposure to price, agreements affecting reserves, business, properties, prospects, production history of reserves, nature of the ownership of the reserves, Liens affecting properties, management and ownership of the Company and its Subsidiaries, (B) foreign exchange rate changes and interest rate changes, (C) the general policies of the Majority Lenders from time to time with respect to the prices used in evaluating their oil and gas loans generally and (D) the Collateral) as they in their discretion deem significant. It is expressly understood that the Lenders and the Administrative Agent have no obligation to agree upon or designate the Collateral Value or the Borrowing Base at any particular amount. It is further expressly understood that no determinations or designations of the Borrowing Base will be made or will be effective, and the references to the Borrowing Base in this Section 2.14(d) shall be disregarded, at any time that the Borrowing Base is not in effect as provided in Section 2.14(a).

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(e) Until the termination of the Revolving Commitment Period, the Borrower may, during the 15-day period beginning on each Determination Date, reduce the Borrowing Base, when in effect, from the amount designated by the Administrative Agent to any lesser amount by delivering a notice during such period to the Administrative Agent to that effect, with such reduction to be effective as of the date such notice is received by the Administrative Agent and shall continue in effect until such time as the Borrowing Base is redetermined in accordance with Section 2.14(d) or not in effect in accordance with Section 2.14(a).

(f) Concurrently with the delivery of the notice by the Borrower of its election to have availability under this Agreement governed without reference to the Borrowing Base and with each delivery of an Engineering Report pursuant to Section 6.2(d) when the ratio of PV to Consolidated Indebtedness contained in Section 7.1(c) is applicable, the Borrower will provide to the Administrative Agent and Lenders a certificate of a Responsible Officer of the Company and of the Borrower reflecting in reasonable detail the calculation of PV.

(g) All of the Collateral consisting of the Mortgaged Properties (but excluding Cash Collateral to the extent applicable) shall be released by the Administrative Agent promptly following the written request of the Borrower made to the Administrative Agent so long as all of the following conditions are satisfied on the date of such actual release (the date of the actual release called “Collateral Release Date”): (i) the ratings of the Index Debt shall be maintained by S&P at BBB- or better and shall be maintained by Moody’s at Baa3 or better; provided that if only one of S&P or Moody’s provides a rating for the Index Debt such rating shall be maintained at BBB- or better or Baa3 or better, as applicable; (ii) all Liens permitted under Section 7.3(j) or (m) and all covenants and agreements relating to the Indebtedness and obligations referred to in Section 7.3(j) or (m) that require or could require Liens to secure such Indebtedness and obligations have been released and discharged; and (iii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(h) The Borrower shall be entitled (at its own cost and expense) at any time and from time to time to mortgage and grant to the Administrative Agent for the benefit of the Lenders additional Collateral in substitution for any part of the then existing Collateral, provided that: (i) no Default exists and no Default would exist after giving effect to such release; (ii) after giving effect thereto, the Collateral Coverage Ratio is not less than the Minimum Collateral Coverage Ratio; (iii) for any new Collateral to be granted or pledged by the Borrower, the Borrower shall have taken the related actions and made the deliveries required under Section 6.10; and (iv) after giving effect to such substitution, the Collateral being substituted would not cause the value of all substituted and released Collateral substituted or released since the most recent Determination Date to be in excess of 33% of the Collateral Value (as of the most recent Determination Date), as determined, in the case of any substitution of less than or equal to 10% of the Collateral Value, by the Administrative Agent or as determined, in the case of any substitution of more than 10% but less than 33% of the Collateral Value, collectively by the Administrative Agent and at least one other Agent Bank. A substitution of Collateral with a value less than 100% of the value of the Collateral that has been released will be treated as both a release and substitution for purposes of the calculations in this Section 2.14(h) and in Section 2.14(i), as applicable, above and the conditions and requirements in each of such Sections shall be satisfied in respect of each such substitution. Upon request, Collateral may be released and/or exchanged for substitute oil and gas property interests Collateral without the need for a new Collateral Value determination, so long as (i) the Minimum Collateral Coverage Ratio and the collateral requirements are maintained, as determined as set forth above, with respect to any new oil and gas property interests Collateral given in exchange for released collateral, by the Company, the Administrative Agent and any additional Agent Bank, if applicable, and (ii) the aggregate value of all released and substituted collateral since the most recent Collateral Value determination is less than 33% of such Collateral Value.

(i) Upon written request by the Borrower to the Administrative Agent, the Administrative Agent shall execute releases in the form provided to it by the Borrower and acceptable to the Administrative Agent at the cost and expense of the Borrower thereby releasing one or more properties from the Lien of the Mortgages in accordance with the terms set forth herein and therein, provided in each case that: (i) after giving effect thereto, the Collateral Coverage Ratio is not less than the Minimum Collateral Coverage Ratio; (ii) no Default exists and no Default would exist after giving effect to such release; and (iii) if after giving effect to such release, the Collateral being released would not cause the value of all released and substituted Collateral released or substituted since the most recent Evaluation Date to be in excess of 33% of the Collateral Value (as of the most recent Determination Date), as determined, in the case of any release or substitution of less than or equal to10% of the Collateral Value, by the Administrative Agent or as determined, in the case of any release or substitution of more than 10% but less than 33% of the Collateral Value, collectively by the Administrative Agent and at least one other Agent Bank.

Section 2.15. Increase in Commitments.

(a) Request for Increase. Provided no Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Total Revolving Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of five such requests during the Revolving Commitment Period, (iii) after giving effect to such increase in the Total Revolving Commitments, the Total Revolving Commitments do not exceed the lesser of (A) $5,000,000,000 or (B) the Borrowing Base then in effect, if applicable and (iv) if such request for an increase in the Total Revolving Commitments occurs prior to the Collateral Release Date, sufficient collateral is provided to maintain the Collateral Coverage Ratio required by Section 6.9; the Collateral Value of any such additional collateral to be established by Majority Lenders pursuant to the procedures set forth in Section 2.14(d). At the time of sending such notice, the Borrower may request all or part of such increase from the Lenders and, if it does so, shall specify (in consultation with the Administrative Agent) the time period within which each Lender who desires to commit to such increase is requested to respond.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) Lender Elections to Increase. If Borrower so requests, each Lender may notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment (which agreement may be given or withheld at such Lender’s sole and absolute discretion) and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Swing Line Lender and each Issuing Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Persons who qualify as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. It shall not be a condition to obtaining an increase in the Total Revolving Commitments that the full amount of such increase requested by the Borrower be approved by the Lenders or any additional Eligible Assignees. If less than the full amount of the increase requested by the Borrower is approved by the Lenders and any additional Eligible Assignee, the Borrower may, at its option, accept the amount of the increase so approved, or the Borrower may withdraw its request for such increase, in which case the Borrower shall be deemed not to have made a request for such increase.

(d) Effective Date and Allocations. If the Total Revolving Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final amount and allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 4 and the other Loan Documents are true and correct on and as of the Increase Effective Date, (B) no Default exists and (C) after giving effect to such increase, (1) no Borrowing Base Deficiency exists and (2) if such Increase Effective Date is prior to the Collateral Release Date, the Collateral Coverage Ratio is not less than the Minimum Collateral Coverage Ratio. Administrative Agent shall notify the new or increasing Lenders of the amount of Loans of each Type and the applicable Interest Period thereof, and each such new or increasing Lender shall make Revolving Loans which are sufficient to make its outstanding Revolving Loans of each Type and of each Interest Period equal to such Lender’s Revolving Percentage of the Revolving Loans of such Type and such Interest Period. The Borrower shall pay to such new or increasing Lenders on the Increase Effective Date any costs reasonably determined by such Lender to have been incurred in respect of Eurodollar Loans related to such increase which are funded other than on the first day of the Interest Period relating thereto.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 3.8 or Section 10.1 to the contrary.

Section 2.16. Extension of Revolving Termination Date.

(a) Not earlier than 60 days prior to, nor later than 30 days prior to, any anniversary date of the Closing Date, the Borrower may, upon notice to the Administrative Agent (who shall promptly notify the Lenders), request a one year extension of the then current Revolving Termination Date, provided, however, that the Borrower may request only two such extensions under this Agreement. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses. If any Lender declines, or is deemed to have declined, to consent to such extension (a “Declining Lender”), the Borrower may cause any such Declining Lender to be removed or replaced as a Lender pursuant to Section 3.13.

(b) Only if Majority Lenders (calculated prior to giving effect to any removals and/or replacements of Lenders permitted herein) (the “Consenting Lenders”) have consented to an extension requested pursuant to this Section, the Revolving Termination Date shall be extended, with respect only to the Consenting Lenders and any Lender replacing a Declining Lender pursuant to Section 3.13. If so extended, the Revolving Termination Date, as to the Consenting Lenders and each Lender replacing a Declining Lender pursuant to Section 3.13, shall be extended to the date falling one year after the existing Revolving Termination Date (except that if such date is not a Business Day, such Revolving Termination Date, as so extended, shall be the next preceding Business Day); provided, however, that the pre-existing Revolving Termination Date shall remain in effect with respect to any Declining Lender that is not replaced (such Declining Lender’s “Existing Maturity Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension, and the Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes in Lenders and their respective Revolving Commitments. If the Revolving Termination Date is extended pursuant this Section 2.16 with respect to some but not all of the Lenders, then no Letter of Credit may expire after the date that is five Business Days prior to an Existing Maturity Date in respect of any Declining Lender if, after giving effect to such Letter of Credit, the aggregate Revolving Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Existing Maturity Date would be less than the L/C Obligations following such Existing Maturity Date.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(c) As a condition precedent to such extension, the Borrower shall have provided to the Administrative Agent the following, in form and substance satisfactory to the Administrative Agent (i) copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a maturity date of the Revolving Termination Date, as extended pursuant to this Section, has been duly authorized by all necessary corporate action, together with an opinion of counsel to the Borrower to such effect, (ii) a certificate (in sufficient copies for each Lender), signed by a Responsible Officer of the Borrower certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article 4 and the other Loan Documents are true and correct on and as of the date thereof, and (B) no Default or Event of Default exists.

(d) The Borrower shall, on the Existing Maturity Date with respect to any Declining Lender that has not been replaced as a Lender pursuant to Section 3.13 pay in full all Obligations owing to such Declining Lender, and such Declining Lender’s Revolving Commitment and participation in any Letter of Credit outstanding hereunder shall terminate on such Existing Maturity Date.

Section 2.17. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate amount that will not cause, after giving effect to such Swing Line Loan, the outstanding amount of the Swing Line Loans to exceed the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Total Revolving Extensions of Credit of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments, and (B) the Revolving Extensions of Credit of any Lender shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.17, prepay under Section 2.17(h), and reborrow under this Section 2.17. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Percentage of the Total Revolving Commitments times the amount of such Swing Line Loan.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) Borrowing Procedures. The provisions of Section 2.2 shall not apply to Borrowings of Swing Line Loans. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and Administrative Agent not later than 1:30 P.M., Los Angeles, California time, on the requested borrowing date if the requested amount is less than $50,000,000, and otherwise not later than 9:00 A.M., Los Angeles, California time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $2,500,000 or whole multiples of $1,000,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Administrative Agent of a written Swing Line loan notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line loan notice, the Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line loan notice and, if not, the Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 11:00 A.M., Los Angeles, California time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in Article 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 11:00 A.M., Los Angeles, California time, on the borrowing date specified in such Swing Line loan notice, make the amount of its Swing Line Loan available to the Borrower. Without limiting a form of notice permitted under this Agreement, it is understood that a written notice of a borrowing request or a written confirmation of an oral notice of a borrowing request may be signed by: (i) means of a facsimile or stamp signature of a Responsible Officer of the Borrower or (ii) by another officer of the Borrower who has been authorized to make such requests, if the funds are made available to the Borrower pursuant to the terms of a repetitive wire transfer instruction or authorization acceptable to the Administrative Agent.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan at the Base Rate in an amount equal to such Lender’s Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a loan notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Commitments and the conditions set forth in Section 5.2. The Swing Line Lender shall furnish the Borrower with a copy of the applicable loan notice promptly after delivering such notice to Administrative Agent. Each Lender shall make an amount equal to its Revolving Percentage of the amount specified in such loan notice available to Administrative Agent in immediately available funds for the account of the Swing Line Lender at Administrative Agent’s Office not later than 11:00 A.M., Los Angeles, California time, on the day specified in such loan notice, whereupon, subject to Section 2.17(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan at the Base Rate to the Borrower in such amount. Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.17(c)(i), the request for Revolving Loans at the Base Rate submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(iii) If any Lender fails to make available to Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Swing Line Loan or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.17(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.17(c) is subject to the conditions set forth in Section 5.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.17 to refinance such Lender’s Revolving Percentage of any Swing Line Loan, interest in respect of such Lender’s Revolving Percentage share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(g) Swing Line Loan Interest. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof on each day at a per annum rate equal to the rate for overnight (next business day) Dollar deposits in the interbank eurodollar market as determined by Swing Line Lender plus the Applicable Margin with respect to Eurodollar Loans; provided, however, that if the Swing Line Lender determines that it is not able to determine such rate for any day or to maintain Swing Line Loans at such rate for any day, each Swing Line Loan shall bear interest on the outstanding principal amount thereof on such day at a per annum rate equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans.

(h) Voluntary Pre-Payments. The Borrower may, upon notice to the Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and Administrative Agent not later than 1:30 P.M., Los Angeles, California time, on the requested borrowing date if the requested amount is less than $50,000,000, and otherwise not later than 11:00 A.M., Los Angeles, California time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(i) Repayment of Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date fifteen Business Days after such Loan is made and (ii) the Revolving Termination Date.

(j) Evidence of Swing Line Loan Debt. In addition to the accounts and records referred to in Section 3.14, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of Swing Line Loans. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.18. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 3 or 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.07), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Issuing Lender or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by Issuing Lender or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to Lenders, Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.13.

(b) Reallocation of Percentage Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.11, the “Aggregate Exposure Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Lender agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentage Shares (without giving effect to Section 2.18(b), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3.

GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS

AND LETTERS OF CREDIT

Section 3.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and prior to 9:00 am Los Angeles, CA time on the day of the requested repayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $2,500,000 or whole multiples of $500,000 in excess thereof.

Section 3.2. Mandatory Prepayments

(a) If at any time prior to the Collateral Release Date the Collateral Coverage Ratio is less than 1.4 to 1.0 (the “Collateral Deficiency Date”), the Borrower shall either:

(i) Give notice to the Administrative Agent that they elect to reduce the Borrowing Base, if applicable, or the Total Revolving Commitments and prepay the Revolving Loans to the extent necessary to comply with the Collateral Coverage at such time whereupon the Borrowing Base, if applicable, or the Total Revolving Commitments shall be so reduced with immediate effect and the Borrower shall make such prepayment on or before the date that is 30 days after the related Collateral Deficiency Date and to the extent such prepayment of the aggregate principal amount of Revolving Loans then outstanding is insufficient to result in compliance with the Collateral Coverage Ratio, the Borrower shall, to the extent of such deficiency, replace outstanding Letters of Credit and/or Cash Collateralize L/C Obligations; or

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(ii) Certify to the Administrative Agent that the Borrower has good and defensible title, free of any Liens, to Proved Developed Properties in an amount which, if subject to one or more Mortgages, would result in the Borrower being in compliance with such Collateral Coverage Ratio (including the value of the related Other Proved Reserves to the extent provided in the definition of Collateral Value), and provide to each Lender the same information regarding such Proved Developed Properties as would be required for an evaluation of the Collateral Value attributable thereto by the Majority Lenders under Section 2.14. Within 10 days after such certification, the Majority Lenders shall either (x) determine that such properties, if subject to a Mortgage, would result in the Borrower being in compliance with such Collateral Coverage Ratio in which case, the Borrower shall within 20 days of such certification, and in any event, no later than within 30 days of the Collateral Deficiency Date, deliver a Mortgage (or a satisfactory amendment to an Existing Mortgage) to the Administrative Agent with respect to each of such Proved Developed Properties, executed and delivered by a duly authorized officer of each party thereto and accompanied by such other documentation as the Administrative Agent shall reasonably request (including, without limitation, legal opinions in form and substance satisfactory to the Administrative Agent relating thereto) or (y) determine that such properties, if subject to a Mortgage, would not result in the Borrower being in compliance with such Collateral Coverage Ratio in which case, the Borrower shall make the prepayments specified in subsection (i) of this Section 3.2(a) within 30 days of the Collateral Deficiency Date.

(b) If at any time the Borrowing Base is in effect (A) the Total Revolving Extensions of Credit exceed (B) the Borrowing Base at such time (such excess, the “Borrowing Base Deficiency”) the Administrative Agent shall give notice thereof to the Borrower (a “Borrowing Base Deficiency Notice”) and within 30 days after the date of such Borrowing Base Deficiency Notice, the Borrower shall either:

(i) Give notice to the Administrative Agent that they elect to prepay the Revolving Loans in an amount at least equal to the Borrowing Base Deficiency whereupon the Borrower shall make such prepayment on or before the date that is 60 days after the date of the Borrowing Base Deficiency Notice and, to the extent such prepayment of the aggregate principal amount of Revolving Loans then outstanding is less than such Borrowing Base Deficiency, the Borrower shall, to the extent of such shortfall, replace outstanding Letters of Credit and/or Cash Collateralize L/C Obligations; or

(ii) Give notice to the Administrative Agent that they elect to prepay the Revolving Loans in an aggregate amount equal to the Borrowing Base Deficiency (or, to the extent such prepayments of the aggregate principal amount of Revolving Loans then outstanding are less than the Borrowing Base Deficiency, replace outstanding Letters of Credit and/or Cash Collateralize L/C Obligations) in six consecutive equal monthly installments, whereupon the Borrower shall pay the first such installment 30 days after the date of the Borrowing Base Deficiency and the next five such installments on the same day of each consecutive month thereafter; or

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(iii) (A) Certify to the Administrative Agent that the Borrower has good and defensible title, free of any Liens, to oil and gas properties not included in the determination of the Borrowing Base then in effect in an amount which, if taken into account in such determination, would eliminate the Borrowing Base Deficiency, and (B) provide to each Lender the same information regarding such properties as would be required for an evaluation of the value attributable thereto by the Majority Lenders under Section 2.14 in calculating the Borrowing Base. Within 30 days after such certification, if the Majority Lenders shall determine that taking into account such properties in the determination of the Borrowing Base would not be sufficient to result in the elimination of the Borrowing Base Deficiency, the Borrower shall either (x) make the prepayments specified in subsection (i) of this Section 3.2(b) immediately or (y) make the installment prepayments specified in subsection (ii) of this Section 3.2(b) with the first such installment due immediately.

Section 3.3. Conversion and Continuation Options

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election by 9:00 A.M., Los Angeles, California time, three Business Days preceding the day on which such conversion is to occur, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving prior irrevocable notice to the Administrative Agent by 9:00 A.M., Los Angeles, California time, three Business Days prior to such conversion (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 3.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or whole multiples of $500,000 in excess thereof and (b) no more than twelve Eurodollar Tranches shall be outstanding at any one time.

Section 3.5. Interest Rates and Payment Dates

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Revolving Loan or L/C Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Revolving Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of L/C Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan or L/C Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

Section 3.6. Computation of Interest and Fees

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Reference Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.6(a).

Section 3.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give telefacsimile, email or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower has the right to convert Revolving Loans to Eurodollar Loans.

Section 3.8. Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 A.M., Los Angeles, California time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

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(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) The Borrower and any Lender shall have the option, from time to time, to execute and deliver to the Administrative Agent a Pari Passu Hedging Obligation Notice designating a fixed dollar amount as the allocation of the maximum amount of Pari Passu Hedging Obligations for a stated Lender and its Affiliates (a “Pari Passu Hedging Obligation Allocation”), and the Pari Passu Hedging Obligation Allocation of any Lender and its Affiliates may be terminated, increased or decreased from time to time by a subsequent Pari Passu Hedging Obligation Notice executed by the Borrower and such Lender; provided that (i) the maximum aggregate amount of all Pari Passu Hedging Obligation Allocations at any one time shall not exceed the Pari Passu Hedging Obligation Limit and (ii) no such Pari Passu Hedging Obligation Notice shall be effective until the Administrative Agent shall have executed and delivered to the Borrower and such Lender such notice confirming such Pari Passu Hedging Obligation Allocation. The Administrative Agent shall maintain a register to record all Pari Passu Hedging Obligation Allocations. The obligations under the Lender Hedge Agreements with such Lender and its Affiliates that exceed such Lender’s Pari Passu Hedging Obligation Allocation shall not be Pari Passu Hedging Obligations. The aggregate amount of Pari Passu Hedging Obligations outstanding from time to time shall be considered Obligations for purposes of each of the Security Documents and shall be secured by all the Collateral granted thereunder in accordance with the following Section 3.8(g).

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(g) Notwithstanding anything in this Section 3.8 or in any of the Loan Documents to the contrary, in the event that the Revolving Loans shall have become due and payable, and the Revolving Commitments shall have been terminated, pursuant to Article 8, any amounts received by the Administrative Agent from the Loan Parties or their Subsidiaries or from the Collateral in respect of the Borrower’s Obligations shall be applied in the following order of priority:

(i) First, to reimburse the Administrative Agent for its fees, costs and expenses pursuant to the Loan Documents;

(ii) Second, to pay unpaid interest accrued on the Revolving Loans;

(iii) Third, (A) to pay all other outstanding Obligations (whether or not contingent) under, out of, or in connection with any of the Loan Documents or Letters of Credit, including the outstanding principal of the Revolving Loans and, after the payment of the outstanding principal of the Revolving Loans, to Cash Collateralize outstanding L/C Obligations and (B) to pay Pari Passu Hedging Obligations of any Lender and its Affiliates (applied ratably to each Lender based upon (x) such Lender’s total outstanding Obligations under (A), and (y) such Lender’s or such Lender’s Affiliate’s Pari Passu Hedging Obligations under (B));

(iv) Fourth, once all of the Obligations (whether or not contingent) and Pari Passu Hedging Obligations have been indefeasibly paid in full and all Letters of Credit have been terminated or Cash Collateralized, to the Borrower.

Administrative Agent shall have no responsibility to determine the existence or amount of Pari Passu Hedging Obligations and may reserve from the application of amounts under this Section 3.8(g) amounts distributable in respect of Pari Passu Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Pari Passu Hedging Obligations.

Section 3.9. Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

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(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

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Section 3.10. Taxes

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for their own account or for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

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(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-89ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 3.11. Indemnity. The Borrower agrees to indemnify each Lender and the Administrative Agent and to hold each Lender and the Administrative Agent harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

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Section 3.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

Section 3.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) is a Defaulting Lender, (b) is a Declining Lender or (c) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 3.14. Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Loan made hereunder and any Note evidencing such Revolving Loan, the Type of such Revolving Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

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(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Loan of such Lender, substantially in the form of Exhibit H, with appropriate insertions as to date and principal amount.

Section 3.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Revolving Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

Section 3.16. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

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(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, the Company and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

Section 4.1. Financial Condition. The audited consolidated balance sheet of the Company as at December 31, 2009 and the related consolidated statement of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of operations and consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Company as at September 30, 2010 and the related consolidated statement of operations and of cash flows for the three fiscal quarter period ended on such date, reported on by the Company, present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of operations and consolidated cash flows for the nine months ended on such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 4.1, no Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. Unless otherwise disclosed in writing to the Lenders prior to the date hereof, during the period from June 30, 2010, to and including the date hereof there has been no Disposition by the Company of any material part of its business or property.

Section 4.2. No Change. Since September 30, 2010 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

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Section 4.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Company, the Borrower or any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Company, the Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

Section 4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company or the Borrower, threatened by or against the Company, the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, except as set forth on Schedule 4.6, could reasonably be expected to have a Material Adverse Effect.

Section 4.7. No Default. Neither the Company, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

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Section 4.8. Ownership of Property; Liens. Each Group Member has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 7.3 and of all impediments to the use of such properties and assets in such Group Member’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Except for Liens permitted under Section 7.3, each Loan Party will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Loan Party. The ownership of such properties shall not in the aggregate in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties. Each Loan Party has paid all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company, the Borrower or their respective Subsidiaries, as the case may be.

Section 4.9. Intellectual Property. The Company, the Borrower and each of their respective Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Company, the Borrower and their respective Subsidiaries does not infringe on the rights of any Person in any material respect.

Section 4.10. Taxes. Each of the Company, the Borrower and each of their respective Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company, the Borrower or their respective Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Company and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.11. Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

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Section 4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Company or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

Section 4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

Section 4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 4.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15(a) sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary.

Section 4.16. Use of Proceeds. The proceeds of the Revolving Loans shall be used for general corporate purposes of the Company, the Borrower and their Subsidiaries. The Letters of Credit shall be used for the general corporate purposes of the Company, the Borrower and the Company’s Subsidiaries.

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Section 4.17. Environmental Matters

(a) The facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or have given rise to material liability under, any Environmental Law.

(b) No Group Member has received or is aware of any material notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Company or the Borrower has knowledge or reason to believe that any such notice will be received or is being threatened.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(d) Except as set forth on Schedule 4.17(d), no material judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any material consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

(f) Except as set forth on Schedule 4.17(f), the Properties and all operations at the Properties are in material compliance, and, to the knowledge of the Company and the Borrower, have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no material contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

(g) No Group Member has assumed any liability of any other Person under Environmental Laws, other than as a result of a merger or consolidation of such Person into a Group Member or in connection with an asset acquisition, and then only with respect to the acquired assets, in each case where the transaction did not result in the assumption of any known material liabilities.

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Section 4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 4.19. Security Documents. Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages (or amendments to the relevant Existing Mortgages as contemplated by Section 5.1(i)) are filed in the offices specified on Schedule 4.19, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Each of the Mortgaged Properties qualifies as Proved Developed Properties.

Section 4.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, and will continue to be, Solvent.

Section 4.21. Guarantors; Immaterial Subsidiaries. Each Group Member (other than the Borrower) that is not an Immaterial Subsidiary is a Guarantor. After the date that is 120 days from the Closing Date, no Immaterial Subsidiary has or will have any Guarantee Obligation in the aggregate in excess of $10,000,000.

ARTICLE 5.

CONDITIONS PRECEDENT

Section 5.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

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(a) Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Company and the Borrower and each Person listed on Schedule 1.1A, and (ii) the Guarantee Agreement, executed and delivered by the Company and each Subsidiary Guarantor.

(b) Approvals. All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the central filing office (and, to the extent requested by the Administrative Agent, the local filing offices) of each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(d) Reports; Officer’s Certificate. The Company shall have delivered to the Administrative Agent, prior to the Closing Date, (i) the Initial Engineering Reports and (ii) a certificate of the chief financial officer or the treasurer of the Company certifying (A) that the liens securing the Collateral are permitted under the Indentures, and (B) the calculation of the Collateral Value (based upon the Initial Engineering Reports and deducting the reserves projected to be produced on or prior to the December 31, 2010 Evaluation Date), which certificate shall attach any reports and appraisals used to make such calculations.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Revolving Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Commercial Law Group, P.C., counsel to the Company and its Subsidiaries, substantially in the form of Exhibit F; and

(ii) the legal opinion of Thompson & Knight and such other special and local counsel as may be required by the Administrative Agent.

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Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(i) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage (together with any other documents requested to be delivered thereunder) to be filed in each county in which the Mortgaged Properties are located or satisfactory amendments to each Existing Mortgage, executed and delivered by a duly authorized officer of each party thereto. The aggregate Collateral Value of such Mortgaged Properties as of the Closing Date shall be sufficient to cause the Collateral Coverage Ratio to be at least the Minimum Collateral Coverage Ratio on the Closing Date. Upon receipt of the Mortgages, the Administrative Agent will be responsible for, and arrange for, the recording thereof.

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) copies of all material contracts relating to the Mortgaged Properties and (B) copies of satisfactory legal opinions as to title to the Mortgaged Properties representing not more than 50% of the Collateral Value.

(j) Solvency Certificate. Each of the Lenders shall have received and shall be satisfied with a solvency certificate of a Responsible Officer of the Company which shall document the solvency of the Company and its subsidiaries after giving effect to the transactions contemplated hereby.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of this Agreement.

Section 5.2. Conditions to Each Extension of Credit. The agreement of each Lender, the Swing Line Lender and each Issuing Lender if applicable to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

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Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6.

AFFIRMATIVE COVENANTS

The Company and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, each of the Company and the Borrower shall and shall cause each Group Member to:

Section 6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Company beginning with the fiscal year ended December 31, 2010, (i) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a Registered Public Accounting Firm selected by the Company and acceptable to the Administrative Agent, and (ii) to the extent that there are any Unrestricted Subsidiaries at such fiscal year end, the unaudited consolidated balance sheets of the Company and the Group Members as at the end of such fiscal year and the related unaudited consolidated statements of operations and cash flows of the Company and the Group Members for such year setting forth in each case in comparative form the figures for the previous year certified by a Responsible Officer as being fairly stated in all material respects; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and the related unaudited consolidated statements of operations and, to the extent there are any Unrestricted Subsidiaries at such fiscal quarter end, the balance sheet of the Company and the Group Members and related unaudited consolidated statements of operations, in each case as at the end of such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and applicable Securities Laws.

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Section 6.2. Certificates; Other Information. Furnish to the Administrative Agent who will forward to each Lender (or, in the case of clause (f), to the relevant Lender):

(a) [Reserved.]

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Company and the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement (including, without limitation, Section 7.1) referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate;

(c) concurrently with the delivery of any financial statements pursuant to Section 6.1, a detailed consolidated budget for the following fiscal year;

(d) within (i) 120 days following each Evaluation Date occurring on December 31 and (ii) 75 days following each other Evaluation Date, one or more engineering reports, prepared by the Company’s engineers and certified by a Responsible Officer as to the accuracy and completeness thereof (each, a “Company Report”) or, in the case of each Evaluation Date occurring on December 31, prepared with respect to not less than 70% of the reserve volume of the Company and its Subsidiaries (but in any event, not less than 50% of the reserve volume used in the determination of the Collateral Value with respect to such Evaluation Date) by independent petroleum engineers chosen by the Company and acceptable to the Majority Lenders (each such report, an “Independent Report”, the Independent Reports collectively with the Company Reports, the “Engineering Reports”) together with all other information, reports and data which the Administrative Agent have requested in connection therewith, which shall set forth for each oil and gas property or interest of the Company and its Subsidiaries the separate categories of Proved Developed Producing reserves, Proved Developed Non Producing reserves, Proved Developed Behind Pipe reserves, Proved Developed Shut-in reserves, and Proved Undeveloped reserves attributable to such properties together with a projection of the rate of production with respect thereto as of the date that is (A) with respect to any Evaluation Date that is December 31 and June 30, such Evaluation Date and (B) with respect to any other Evaluation Date, the last day of the fiscal quarter immediately preceding such Evaluation Date for which the Engineering Reports so required may be reasonably prepared, which report(s), in any case, shall distinguish (or shall be delivered together with a certificate from an appropriate officer of the Borrower which distinguishes) those properties treated in the report which are Collateral, from those properties treated in the report which are not Collateral. Each Engineering Report shall be satisfactory to the Administrative Agent and, without limitation, shall (i) contain sufficient information to enable the Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC and to ascertain projected future production attributable to the portion of the reserves of the Mortgaged Properties categorized as “Producing”, “Proved Developed Producing”, “Proved Developed Non Producing”, “Proved Developed Behind Pipe”, “Proved Developed Shut-in”, other “Proved Developed Non Producing” and “Proved Undeveloped”, (ii) take into account any “over-produced” status under gas balancing arrangements, and (iii) contain information and analysis comparable in scope to that contained in the Initial Engineering Reports. Accompanying each Engineering Report, the Borrower shall deliver a report reflecting the occurrence of the following events since the date of the most recent Engineering Report: (i) all property sales and pending property sales identifying the property and sale price therefor, (ii) all property purchases and pending property purchases (unless such disclosure will in the reasonable judgment of counsel to the Borrower violate a confidentiality agreement) identifying the property and the purchase price therefor, and (iii) changes in the categories of proved developed and proved undeveloped reserves attributable to each oil and gas property or interest of the Company and its Subsidiaries;

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(e) concurrently with the delivery of the budget referred to in Section 6.2(c), a report of the Budget Basis Projected Production on a month by month basis for each of the next 24 months, together with such supporting detail as Administrative Agent may request, which report shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget Basis Projected Production is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget Basis Projected Production is incorrect or misleading in any material respect; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The Company and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders, the Swing Line Lender and the Issuing Lenders materials and/or information provided by or on behalf of the Company and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or the Borrower or their securities) (each, a “Public Lender”). The Company and the Borrower hereby agree that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company and the Borrower shall be deemed to have authorized the Administrative Agent, the Swing Line Lender, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Company and the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

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Section 6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.5. Maintenance of Property; Insurance

(a) (i) Do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of the properties owned by each Group Member, including without limitation, all equipment, machinery and facilities, and (ii) make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the properties owned by each Group Member will be fully preserved and maintained, except to the extent a portion of such properties are oil and gas properties no longer capable of producing hydrocarbons in economically reasonable amounts.

(b) Promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its properties and will do all other things necessary to keep unimpaired each Group Member’s rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent such assignments, deeds, leases, sub-leases, contracts and agreements are allowed to expire in the ordinary course of such Group Member’s business, or a portion of oil and gas properties is no longer capable of producing hydrocarbons in economically reasonable amounts.

(c) Operate its properties or cause or use commercially reasonable efforts to cause such properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all laws.

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(d) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business and in any case no less comprehensive in scope than that maintained by the Company and its Subsidiaries as of the Closing Date.

Section 6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

Section 6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $125,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

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Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company, the Borrower or the relevant Group Member proposes to take with respect thereto.

Section 6.8. Environmental Laws

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Group Member, or of which it has notice, pending or threatened against any Group Member, by any governmental authority with respect to any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

(d) Promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Group Member in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility which could if adversely determined result in fines or liability of a material amount with respect to any investigation or clean-up of hazardous material at any location.

Section 6.9. Collateral Coverage and Guarantees

(a) Prior to the Collateral Release Date, maintain a Collateral Coverage Ratio at all times not less than the Minimum Collateral Coverage Ratio in accordance with the provisions set forth in Section 3.2(a).

(b) With respect to any Domestic Subsidiary of the Company that is (x) a new domestic Subsidiary created or acquired after the Closing Date by any Group Member that is neither an Immaterial Subsidiary nor an Unrestricted Subsidiary, (y) a Group Member that ceases to be an Immaterial Subsidiary (including a Subsidiary listed on Schedule 6.9, that, at any time after the date that is 120 days after the Closing Date, has any Guarantee Obligation in excess of $10,000,000) or (z) a Subsidiary that ceases to be an Unrestricted Subsidiary, promptly (i) cause such domestic Subsidiary (A) to become a party to the Guarantee Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

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Section 6.10. Further Assurances. From time to time prior to the Collateral Release Date, execute and deliver, or cause to be executed and delivered, such additional mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, reports (including reports of the type described in Section 6.2(d)), instruments, legal opinions, certificates or documents (including, without limitation, documents of the type described in Section 5.1(i)), all in form and substance satisfactory to the Administrative Agent, and take all such actions as may be requested hereunder (including, without limitation, in order to comply with Section 6.9) or as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents (including, without limitation, Section 6.9), or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Without limiting any of the forgoing, within 45 days following the Closing Date, the Company and the Borrower will permit a review of title by counsel or other Person designated by the Administrative Agent with respect to the title of the applicable Loan Parties to any property in which a Lien is granted under the Mortgages, such title review to be satisfactory to the Administrative Agent in its sole discretion. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Company and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Company, the Borrower or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization

Section 6.11. Designation and Conversion of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 6.11 or thereafter in compliance with Section 6.11(b), any Person that is or becomes a Subsidiary of the Company shall not be classified as an Unrestricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Subsidiary of the Company, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately before and immediately after giving pro forma effect to such Investment, no Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) immediately after giving effect to such Investment, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.1, (iii) such Unrestricted Subsidiary will be in compliance with Section 6.11(d), and (iv) the Company shall have delivered to the Administrative Agent, prior to the making such designation, a certificate of a Responsible Officer demonstrating compliance with the provisions of this Section.

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(c) The Borrower may designate a Subsidiary of the Company to no longer be an Unrestricted Subsidiary (in order to designate it to be a Group Member) if after giving effect to such designation, (i) the representations and warranties of the Group Members contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 6.9 and Section 6.10.

(d) No Unrestricted Subsidiary will be the owner or holder of Indebtedness or Capital Stock of any Group Member nor be the beneficiary of any Lien on any property of any Group Member, and no Group Member shall have any outstanding Guarantee Obligations in respect of obligations of an Unrestricted Subsidiary.

ARTICLE 7.

NEGATIVE COVENANTS

The Company and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, each of the Company and the Borrower shall not, and shall not permit any Group Member to, directly or indirectly:

Section 7.1. Financial Condition Covenants

(a) Consolidated Indebtedness to Total Capitalization Ratio. Permit the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capitalization at any time (x) prior to the Collateral Release Date, to be greater than 0.70 to 1.0 or (y) after the Collateral Release Date, to be greater than 0.65 to 1.0. The portion of any reduction in Consolidated Total Capitalization that results from non-cash write downs of assets related to changes in accounting practices (whether or not required under GAAP), shall not be effective for purposes of this Section 7.1(a) until 60 days after such non-cash write down is reflected on financial statements delivered pursuant to Section 6.1(a) or (b).

(b) Consolidated Indebtedness to Consolidated EBITDA Ratio. Permit the ratio of (i) Consolidated Indebtedness to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended to be greater than 4.0 to 1.0.

(c) Present Value to Consolidated Indebtedness Ratio. At all times while availability under this Agreement is not then being governed by a Borrowing Base as provided in Section 2.14(a), except during any period when ratings for the Index Debt shall be equal to or more favorable than BBB- by S&P and shall be equal to or more favorable than Baa3 by Moody’s permit the ratio of (i) PV to (ii) Consolidated Indebtedness to be less than 1.33 to 1.0.

Section 7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

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(b) Indebtedness (i) of the Borrower to the Company or to any Group Member, (ii) of the Company or any Subsidiary Guarantor to the Borrower (except in the event that there has been an acceleration of the maturity of any Obligation) or to any other Group Member, (iii) of any Group Member (other than the Borrower or a Subsidiary Guarantor) to any Group Member (other than the Borrower or a Subsidiary Guarantor), and (iv) subject to Section 7.7, of any Subsidiary (other than the Borrower or a Subsidiary Guarantor) to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower and the Company or any Subsidiary Guarantor of obligations of the Borrower, the Company, any Subsidiary Guarantor and, subject to Section 7.7, of any Subsidiary (other than the Borrower or a Subsidiary Guarantor);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $750,000,000 at any one time outstanding;

(f) Hedge Agreements entered into with the purpose and effect of hedging price or basis risk on oil or gas expected to be produced by Group Members; provided that at all times such Hedge Agreements: (i) hedge or mitigate risks to which any Group Member has actual or projected exposure, (ii) are permitted under the risk management policies approved by the Company’s Board of Directors from time to time, and (iii) do not subject the Group Members to material speculative risk;

(g) Hedge Agreements entered into with the purpose and effect of hedging interest rate risks of the Group Members; provided that at all times such Hedge Agreements: (i) hedge or mitigate risks to which any Group Member has actual or projected exposure, (ii) are permitted under the risk management policies approved by the Company’s Board of Directors from time to time, and (iii) do not subject the Group Members to material speculative risk;

(h) liabilities with respect to accrued revenues and royalties due to others during the period the payment thereof has been properly suspended in accordance with applicable agreements and applicable law;

(i) additional Indebtedness of the Company or any other Group Member in an aggregate principal amount (for the Company and all Group Members) not to exceed $750,000,000 at any one time outstanding, plus, the lesser of (i) for a period limited to 90 days after an acquisition, the amount of indebtedness secured by Liens upon any property so acquired or owing by the Person so acquired and existing at the time of such acquisition and not incurred in contemplation thereof, and, after the end of such 90 day period, zero, and (ii) $300,000,000;

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(j) Indebtedness under the Indentures as of the Closing Date;

(k) Indebtedness evidenced by senior or subordinated notes issued by the Company, and Guarantee Obligations thereof by the Borrower and the Subsidiary Guarantors existing on the date hereof and any other Indebtedness evidenced by senior or subordinated notes issued by the Company, and Guarantee Obligations thereof by the Borrower and the Subsidiary Guarantors; provided that (i) such Indebtedness is unsecured, (ii) no principal amount of such Indebtedness issued after the date hereof matures earlier than two (2) years after the Revolving Termination Date other than in respect of Permitted Contingent Conversion Rights, (iii) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist or would occur and (iv) the Company shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the forgoing requirements of this Section 7.2(k), including calculations with supporting detail regarding the financial condition covenants under Section 7.1 of this Agreement, together with such other evidence of compliance with the forgoing requirements of this Section 7.2(k) as the Administrative Agent may reasonably request;

(l) The Permitted Securitization (and any performance guaranty given by the Company in connection with the Permitted Securitization provided such performance guaranty applies only to the servicer’s or originator’s obligations thereunder);

(m) Real Estate Secured Indebtedness; and

(n) Indebtedness of a Group Member in respect of a Qualifying VPP and Indebtedness of the Company consisting of the Guarantee Obligations in respect of a Qualifying VPP.

Section 7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or any other Group Member, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any other Group Member;

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(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Company or any other Group Member incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Company or any other Group Member in the ordinary course of its business and covering only the assets so leased;

(j) Liens on Real Estate Collateral securing the Real Estate Secured Indebtedness;

(k) any (i) pledge of cash to secure the obligations of the Company and its Subsidiaries with respect to any Hedge Agreement so long as no Default is then continuing or would result therefrom or (ii) issuance of letters of credit (other than Letters of Credit issued under this Agreement) to secure such obligations or other obligations arising in the ordinary course of business (which letters of credit shall be deemed to not be Indebtedness for purposes of Section 7.2) not to exceed, at any time, a face amount of letters of credit equal to $100,000,000 in the aggregate;

(l) for a period limited to 90 days after an acquisition, Liens upon property so acquired, existing at the time of such acquisition and not incurred in contemplation thereof, and not upon any other property, securing only Indebtedness permitted by Section 7.2(k);

(m) Prior to the Collateral Release Date, Liens securing the Indebtedness under any Hedging Support Credit Facility on oil and gas properties (that are not Collateral) of the Company and its Subsidiaries;

(n) Liens in respect of Permitted Securitization on Receivables and Related Security assigned from time to time to a Securitization Subsidiary or one or more investors or other purchasers (other than the Company, the Borrower or a Subsidiary Guarantor); and

(o) Liens arising under any Qualifying VPP;

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Notwithstanding anything to the contrary, Borrower shall not, nor permit any Subsidiary Guarantors to create, incur, assume or suffer to exist any Lien upon any of their property, whether now owned or hereafter acquired, if after giving effect thereto the PV attributable to Unencumbered Assets is less than the greater of (i) 10% of the then total PV (and for this purpose, for the avoidance of doubt, the portion of the PV attributable to those assets that are Unencumbered Assets that is attributable to Other Proved Reserves shall be limited such that the PV attributable to such Other Proved Reserves shall not exceed 35% of the resulting total PV attributable to Unencumbered Assets) and (ii) $2,000,000,000.

Section 7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), nor permit the Group Members taken as a whole, the Company, individually, or the Borrower, individually, to Dispose of, all or substantially all of their or its respective property or business, except that:

(a) any Subsidiary of the Borrower that is a Subsidiary Guarantor may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Subsidiary of the Borrower that is a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7, with or into any other Subsidiary of the Borrower; and

(b) any Subsidiary of the Company (other than the Borrower and its Subsidiaries) may be consolidated with or into the Company (provided that the Company shall be the continuing or surviving entity) or with or into any Subsidiary Guarantor (other than the Borrower or any of its Subsidiaries) (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7, any Subsidiary (other than the Borrower or any Subsidiary Guarantor).

Section 7.5. Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

Section 7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (or enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any such Capital Stock if the purchase, redemption, defeasance, retirement or other acquisition thereof by the Company and its Subsidiaries would otherwise be prohibited under this Section 7.6), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company, the Borrower or any Subsidiary Guarantor, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments (other than payments solely in the form of common stock of the Company) to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary Guarantor may pay cash dividends or distributions on its Capital Stock to the Company or any of its Subsidiaries; and

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(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time such dividends are declared or other Restricted Payment is made (determined on a pro forma basis as if such Restricted Payments or dividends were paid in cash on the date declared or made, as applicable), the Company may make any Restricted Payments.

Section 7.7. Investments. Make any Investments in any Person, that, prior to such Investment, is an Unrestricted Subsidiary (including, without limitation, loans made to any such Unrestricted Subsidiary and Investments resulting from mergers with or sales of assets to any such Unrestricted Subsidiary), except Investments in such Unrestricted Subsidiary so long as (a) immediately before and immediately after giving pro forma effect to such Investment, no Default or Borrowing Base Deficiency shall have occurred and be continuing, (b) if such Investment in such Person, in the aggregate with all other Investments in such Person during a 12 consecutive month period, exceeds $50,000,000, such Investment is on terms determined by the board of directors of the Company to be fair to the Group Members, taken as a whole, (c) immediately after giving effect to such Investment, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.1, and (d) the Company shall have delivered to the Administrative Agent, prior to the making such Investment, a certificate of a Responsible Officer demonstrating compliance with the provisions of this Section.

Section 7.8. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness under any Indenture or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Company, the Borrower or any Subsidiary Guarantor to make payments to such Derivatives Counterparty as a result of any change in market value of any such Indebtedness; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Indebtedness under the Indentures (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any Indebtedness the making or offering to make of any optional or voluntary payment or prepayment thereon, or any repurchase or redemption thereof, or the optional or voluntary defeasance or segregation of funds with respect thereto, the Company and its Subsidiaries are otherwise prohibited from doing under this Section 7.8; except optional or voluntary payments, prepayments, exchanges, redemptions, or repurchases in market transactions of Indebtedness under any Indenture if before and, on a proforma basis after giving effect to such purchase, no Default or Event of Default shall exist.

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Section 7.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company, the Borrower or any Subsidiary Guarantor) unless such transaction (i) is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (ii) consists of (x) customary arrangements between any Group Member and any Midstream Entity relating to providing administrative or management services to such Midstream Entity or (y) Investments in Unrestricted Subsidiaries permitted by Section 7.7.

Section 7.10. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any Permitted Securitization (in which case, any prohibition or limitation shall only be effective against the Receivables and Related Security assigned thereunder), (e) any Hedging Support Credit Facility and (f) any agreements governing Real Estate Secured Indebtedness (in which case, any prohibition or limitation shall only be effective against the Real Estate Collateral securing such Real Estate Secured Indebtedness).

Section 7.11. Clauses Restricting Group Member Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Group Member held by, or pay any Indebtedness owed to, the Company, the Borrower or any other Group Member, as the case may be, (b) make loans or advances to, or other Investments in, the Company or the Borrower or any other Group Member, as the case may be, or (c) transfer any of its assets to the Company or the Borrower or any other Group Member, as the case may be, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary Guarantor imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary Guarantor, and (iii) any restrictions pursuant to any agreement governing Real Estate Secured Indebtedness on a Group Member’s ability to make Restricted Payments if such Group Member’s assets consist in all material respects of Real Estate Collateral.

Section 7.12. Lines of Business. Enter into any material business, either directly or through any Group Member, except for the (a) marketing, exploration and extraction of oil and gas, services related thereto and activities incidental to the foregoing, or (b) ownership and development (and related financing) of real estate (other than oil and gas properties), which business activities described in this clause (b) do not represent a substantial portion of the business of the Group Members, taken as a whole.

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ARTICLE 8.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Revolving Loan or L/C Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(d), clause (i) or (ii) of Section 6.4(a) (with respect to the Company and the Borrower only), Section 6.7(a), 6.9 or Section 7 of this Agreement or (ii) a “default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000; or

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(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv)any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $125,000,000 or more, and (i) enforcement proceedings are commenced by any creditor upon one or more such judgments or decrees which have not been stayed by reason of a pending appeal, court order or otherwise, or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of one or more such judgments, by reason of a pending appeal, court order or otherwise, is not in effect; or

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(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any time prior to the Collateral Release Date, any Lien created by any of the Security Documents with respect to Mortgaged Properties with an aggregate value in excess of $125,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Company; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or (iii) the Company shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower and each Subsidiary Guarantor free and clear of all Liens;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the aggregate L/C Obligations. Amounts of Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all L/C Obligations shall have been satisfied and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, of Cash Collateral shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

ARTICLE 9.

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment and Authority. Each of the Lenders, the Swing Line Lender and the Issuing Lenders hereby irrevocably appoints Union Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Article 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Swing Line Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Line Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Line Lender or the Issuing Lender prior to the making of such Revolving Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. Except (i) in circumstances in which the Administrative Agent determines in good faith that such appointment is advisable to comply with applicable law or to avoid a disadvantageous economic, legal or regulatory consequence or (ii) when a Default shall have occurred and be continuing, any such sub-agent shall be approved by the Borrower, such approval to not be unreasonably withheld or delayed. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 9.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swing Line Lender, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders, in consultation with the Borrower, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swing Line Lender and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swing Line Lender or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swing Line Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swing Line Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Lien Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 9.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Manager, Sole Lead Arranger, Co-Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or an Issuing Lender hereunder.

Section 9.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent under Sections 2.3, 2.7 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swing Line Lender and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

ARTICLE 10.

MISCELLANEOUS

Section 10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Majority Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate or amount of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the prior written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the prior written consent of such Lender; (iii) amend any provision of this Section 10.1 (other than as set forth in subsection (ii) above), reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, other than in connection with the Collateral Release Date, or release the Company or all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) increase the Borrowing Base without the consent of Lenders holding more than 90% of the Total Revolving Commitments then in effect, or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; (v) amend, modify or waive any provision of Article 9 without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Sections 2.5 to 2.12 without the written consent of each Issuing Lender; (vii) amend, modify or waive any provision of Section 2.17 without the written consent of the Swing Line Lender, or (viii) amend, modify or waive any provisions of Sections 3.8(a), (b), (e) or (g) or 3.16 with out the written consent of each affected Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Administrative Agent may, without the consent of any Lender, enter into any Security Document or any amendment, waiver, or release to the extent necessary to provide for additional Collateral as contemplated by any provision of this Agreement or to provide for the release of Collateral to the extent permitted by the terms of this Agreement. Notwithstanding the provisions of this subsection, no Defaulting Lender shall have the right to vote to approve or disapprove or consent or withhold consent to any waiver or modification of any provision of any Loan Document, release any Collateral or to direct the actions of the Administrative Agent; provided that any waiver, amendment or modification that (x) reduces the amounts of any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, (y) increases the maximum amount which such Defaulting Lender is committed hereunder to lend or (z) postpones the dates fixed for payments of principal or interest on the Loans shall require the approval or consent of such Defaulting Lender.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 10.2. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Swing Line Lender or the Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.2(b) below, shall be effective as provided in such Section 10.2(b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swing Line Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender, or the Issuing Lender pursuant to Article 2 if such Lender, the Swing Line Lender, or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender, the Swing Line Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to the Borrower, any Lender, the Swing Line Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, the Swing Line Lender, Issuing Lender and Lenders. The Administrative Agent, the Swing Line Lender, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic borrowing notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Swing Line Lender, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

Section 10.5. Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out of pocket expenses incurred by the Swing Line Lender in connection with the making or administration of any Swing Line Loan or any demand for payment thereunder, and (iv) all out of pocket expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender, or the Issuing Lender), including the allocated cost of internal counsel, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans or Swing Line Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Letters of Credit.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), including the allocated cost of internal counsel, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Loan, Swing Line Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Company, the Borrower or any of their Subsidiaries, or any environmental liability related in any way to the Company, the Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender, the Issuing Lender or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender, or Issuing Lender in connection with such capacity.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of an Administrative Agent, the Swing Line Lender and Issuing Lender, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.6. Successors and Assigns; Participations and Assignments

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swing Line Lender, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 (or in the case of a Lender, $10,000,000) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Swing Line Lender, and the Issuing Lenders (such approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.9, 3.10, 3.11 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent shall promptly enter into the Register all assignments made in conformity with the terms of this Agreement and the entries in the Register shall be conclusive, absent manifest error. The Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Swing Line Lender, and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Swing Line Lender, and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i) of the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.16 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.7. Set-off. In addition to any rights and remedies of the Lenders, the Swing Line Lender, the Issuing Lenders or each of their respective Affiliates provided by law, each Lender, the Swing Line Lender, the Issuing Lenders and each of their respective Affiliates shall have the right, without prior notice to the Company or the Borrower, any such notice being expressly waived by the Company and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Company or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company or the Borrower, as the case may be. Each Lender, the Swing Line Lender, and Issuing Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. In the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.18 and 3.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, Swing Line Lender, or Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Company, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

There are no unwritten oral agreements between the Parties.

Section 10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 10.12. Submission To Jurisdiction; Waivers. Each of the Company and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States for the Northern District of Texas, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or the Borrower, as the case may be at its address set forth on Schedule 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 10.13. Acknowledgments. The Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward the Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between the Borrower and the other Group Members, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.6(c) the Administrative Agent shall act as agent of the Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Group Member and any Lender, (vii) the Administrative Agent is not the Borrower’s Administrative Agent, but the Administrative Agent for Lenders, provided that, solely for purposes of Section 10.6(c) the Administrative Agent shall act as agent of the Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, the Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lenders have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 10.14. Releases of Guarantees and Liens; Designation of Subsidiaries; Disavowal of Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) to release Collateral to the extent provided in paragraph (b) of this Section 10.14 or (iii) to release a Subsidiary Guarantor from the Guarantee Agreement upon its designation as an Unrestricted Subsidiaries or (iv) at such time as the Revolving Loans, the L/C Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding. In connection with the releases of Collateral and guarantee obligations under subpart (iii) of this Section, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b) The Administrative Agent may release a portion of the Collateral from time to time without notice to or consent of any Lender so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Borrowing Base Deficiency shall exist, and (iii) the aggregate value of the Collateral released in the period between any two regular semi-annual Determination Dates on which the Collateral Value is designated (or the period between the last regular semi-annual Determination Date on which the Collateral Value is designated in the Revolving Commitment Period and the Revolving Termination Date) including any Collateral released pursuant to a Disposition shall not exceed the sum of (A) the amount, if any, by which the Collateral Value most recently designated exceeded 140% of the greater of (i) the Total Revolving Commitments, or if the Borrowing Base is applicable and is less, the then effective Borrowing Base, and (ii) the Total Revolving Extensions of Credit plus (B) $75,000,000. The Administrative Agent shall release Collateral pursuant to this paragraph (c) only upon, and shall be protected in relying upon, a certificate of the Borrower to the effect that the conditions of the preceding sentence exist with respect to the requested release of Collateral.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(c) If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law of the United States, such Lender shall notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

Section 10.15. Confidentiality. Each of the Administrative Agent, the Swing Line Lender, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and to any credit insurance provider relating to the Borrower and its Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the any Loan Party or its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Swing Line Lender, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Group Member, unless such Administrative Agent, Swing Line Lender, Lender, Issuing Lender or Affiliate has actual knowledge that such source owes an obligation of confidence to a Group Member with respect to such Information.

For purposes of this Section, “Information” means all information received from the Company, the Borrower or any of their respective Subsidiaries relating to the Company, the Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Swing Line Lender, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Company, the Borrower or any such Subsidiary, provided that, in the case of information received from the Company, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

The Administrative Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.16. WAIVERS OF JURY TRIAL. THE COMPANY, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. Special Provisions.

(a) Effective on the Closing Date (i) this Agreement renews and extends (and does not release or novate) the indebtedness and obligations outstanding under the Existing Credit Agreement, (ii) the commitments under the Existing Credit Agreement are renewed and replaced by the commitments to the Borrower hereunder and all other covenants and provisions of the Existing Credit Agreement are terminated, except provisions that expressly survive such termination pursuant to the terms of the Existing Credit Agreement, including indemnification provisions, (iii) all Liens and Guarantees securing or benefiting the commitments, obligations and liabilities under the Existing Credit Agreement shall continue and shall secure and benefit the Loans and other obligations and liabilities of the Borrower under this Agreement and the Pari Passu Hedging Obligations, and the Security Documents delivered pursuant to this Agreement shall amend and restate the Liens and Guarantees securing or benefiting the commitments, obligations and liabilities under the Existing Credit Agreement whether or not any such Security Document so expressly states.

(b) From and after the Closing Date, (i) each Lender (as defined in the Existing Credit Agreement) that has not entered into this Agreement on the Closing Date (and will not have a Revolving Commitment hereunder) (an “Exiting Lender”) shall cease to be a party to this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Revolving Commitment under this Agreement or any participation in any Letter of Credit outstanding hereunder, (iii) all Existing Letters of Credit will be deemed outstanding under this Agreement and will be governed as if issued under this Agreement, (iv) no Exiting Lender shall have any rights under this Agreement or any other Loan Document (other than rights under the Existing Credit Agreement expressly stated to survive the termination of such agreement and the repayment of amounts outstanding thereunder).

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

(c) The Existing Lenders hereby waive any requirements for notice of prepayment and the payment of any related prepayment penalties, minimum amounts of prepayments of Loans (as defined in the Existing Credit Agreement), ratable reductions of the commitments of the Lenders under the Existing Credit Agreement and ratable payments on account of the principal or interest of any Loan (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the extent such prepayment, reductions or payments are required pursuant thereto.

(d) The Lenders hereby authorize the Administrative Agent and the Borrower to request Borrowings from the Lenders, to make prepayments of Loans (as defined in the Existing Credit Agreement), to reduce commitments under the Existing Credit Agreement among the Existing Lenders in order to ensure that, upon the Closing Date, the Loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Revolving Percentages and that the Revolving Commitments shall be as set forth on Schedule 2.01 to the Agreement and no such Borrowing, prepayment or reduction shall violate any provisions of the Existing Credit Agreement or this Agreement. The Lenders hereby confirm that, from and after the Closing Date, all participations of the Lenders in respect of Letters of Credit outstanding under the Credit Agreement (including Existing Letters of Credit) shall be based upon the Revolving Percentages of the Lenders.

(e) From and after the Closing Date, each CNR Hedging Lender (as defined in the Existing Credit Agreement) acknowledges, for itself and on behalf of any Affiliate of such CNR Hedging Lender holding Existing CNR Hedging Obligations (as defined in the Existing Credit Agreement) that (i) the Individual CNR Hedging Obligation Allocation (as defined in the Existing Credit Agreement) of such CNR Hedging Lender has been terminated, (ii) such CNR Hedging Lender has received a Pari Passu Hedging Obligation Allocation in place of such terminated Individual CNR Hedging Obligation Allocation, and (iii) obligations under the Lender Hedge Agreement of such CNR Hedging Lender which exceed such Pari Passu Hedging Obligation Allocation shall not be Pari Passu Hedging Obligations and shall not be considered Obligations for purposes of each of the Security Documents and shall not be secured by all the Collateral granted thereunder.

Section 10.18. Limitation on Interest. The Lenders, the Loan Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstances, exceeds the maximum amount permitted under applicable law, the Lenders and the Loan Parties (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling and shall be used when appropriate in determining the maximum amount of interest permitted to be charged.

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

Section 10.19. Lender Obligations Several. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

Section 10.20. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[The remainder of this page intentionally left blank. Signature page follows.]

084421 000400 DALLAS 2675603.7	[Eighth Amended and Restated Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
Treasurer and Senior Vice President

CHESAPEAKE EXPLORATION, L.L.C.

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
Treasurer and Senior Vice President

[Signature Page to Eighth Amended and Restated Credit Agreement]

UNION BANK, N.A., as Administrative Agent, as Swing Line Lender, as an Issuing Lender and as a Lender

By:	/s/ Randall L. Osterberg
Randall L. Osterberg
Senior Vice President

[Signature Page to Eighth Amended and Restated Credit Agreement]